Exhibit 10.2

Cavium, Inc.

Non-Employee Director Compensation Policy

Adopted by the Board of Directors:  April 11, 2016

Each member of the board of directors (the “Board”) of Cavium, Inc. (the “Company”) who is a Non-Employee Director will be eligible to receive cash and equity compensation as set forth in this Cavium, Inc. Non-Employee Director Compensation Policy (this “Policy”).  Capitalized terms not explicitly defined in this Policy but defined in the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) will have the same definitions as in the 2016 Plan.

The cash and equity compensation described in this Policy will be paid or granted, as applicable, automatically and without further action of the Board to each Non-Employee Director who is eligible to receive such cash or equity compensation under the terms of this Policy, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Policy is effective on the date it is adopted by the Board (as set forth above).

1. Cash Compensation.

(a)Annual Retainers.  Each Non-Employee Director will be eligible to receive the following annual cash retainer fees for service as (i) a member and/or chairperson of the Board and (ii) a member and/or chairperson of a committee of the Board (each a “Committee”) as set forth in the table below.  Each Non-Employee Director who serves as chairperson of the Board and/or a Committee will receive the applicable additional Chairperson retainer(s) in addition to the member retainer(s) for such service

Board or Committee	Type of Retainer*	Amount (Per Year)
Board	Member	$45,000
	Lead Director	$17,500 (Additional to Board Member Retainer)
Audit Committee	Member	$10,000
	Chairperson	$15,000 (Additional to Committee Member Retainer)
Compensation Committee	Member	$7,500
	Chairperson	$10,000 (Additional to Committee Member Retainer)
Nominating and Corporate Governance Committee	Member	$5,000
	Chairperson	$5,000 (Additional to Committee Member Retainer)

The annual retainers will be paid in cash on, or soon after, the date of the Company’s annual meeting of stockholders and are paid in consideration of the Non-Employee Director’s service for the twelve months following the annual meeting of stockholders.

Notwithstanding the foregoing, each person who is elected or appointed to be a Non-Employee Director or who is appointed to serve on one of the Committees set forth above or as the chairperson of the Board or one of the Committees set forth above, in each case other than at the annual meeting of stockholders, will be eligible to receive a pro-rated amount of the annual retainers described above based on the date such person becomes a Non-Employee Director, a member of one of the Committees, or the chairperson of the Board or one of the Committees, as applicable, which pro-rated amount reflects a reduction for each day from the date of the previous annual meeting to the date of such election or appointment.

(b)Expenses.  Each Non-Employee Director will be eligible for reimbursement from the Company for all reasonable out-of-pocket expenses incurred by the Non-Employee Director in connection with his or her attendance at Board and Committee meetings.

To the extent that any taxable reimbursements are provided to a Non-Employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder and any state law of similar effect, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during the Non-Employee Director’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of the Non-Employee Director’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

2. Equity Compensation.  The restricted stock unit awards (the “RSUs”) described in this Policy will be granted under the 2016 Plan and will be subject to the terms and conditions of the 2016 Plan and the applicable Restricted Stock Unit Award Agreement.

(a) Initial Grants.  Each person who first becomes a Non-Employee Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, automatically will be granted an RSU covering shares of Common Stock with an aggregate fair market value of $250,000 on the date of grant (an “Initial RSU Grant”) on the date of his or her initial election or appointment to be a Non-Employee Director. With respect to a person who is appointed for the first time to be a Non-Employee Director other than at an annual meeting of stockholders, such Non-Employee Director’s Initial RSU Grant will be pro-rated for the number of days remaining until the next anticipated annual meeting of stockholders (but in no event shall such pro-rated Initial RSU Grant be greater than 100% of an Initial RSU Grant).

(b) Annual Grants.  On the date of each annual meeting of stockholders, each person who is then a Non-Employee Director and will be continuing as a Non-Employee Director following the date of such annual meeting (other than any Non-Employee Director receiving an Initial RSU Grant on the date of such annual meeting) automatically will be granted an RSU covering shares of Common Stock with an aggregate fair market value of $250,000 on the date of grant (an “Annual RSU Grant”).

(c) Terms of RSUs.

(i) Vesting.

(A)Each Initial RSU Grant and Annual RSU Grant will vest in full on April 30 of the year following the date of grant, subject to the Non-Employee Director’s Continuous Service through such date.

(B)Notwithstanding Section 2(c)(i)(A) above, the vesting of any outstanding Initial RSU Grant and Annual RSU Grant will accelerate in full immediately prior to the effectiveness of a Non-Employee Director’s resignation or removal (and contingent upon the effectiveness of a Change in Control) in the event that the Non-Employee Director is required to resign his or her position as a Non-Employee Director as a condition of the Change in Control or the Non-Employee Director is removed from his or her position as a Non-Employee Director in connection with the Change in Control.

3. Term of Policy.  This Policy shall continue in effect until the expiration of the 2016 Plan; provided, however, that it may be revised or rescinded by action of the Board prior to such date.

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